Patrick Industries, Inc. Completes Acquisition of Dowco, Inc.

ELKHART, IN - May 31, 2018 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of Dowco, Inc. (“Dowco”), a designer and manufacturer of custom designed boat covers and bimini tops, full boat enclosures, mounting hardware, and other accessories and components for the marine market, from CMW Holding Company. Dowco is headquartered in Manitowoc, Wisconsin and has additional manufacturing facilities located in Lebanon, Missouri, Fort Wayne, Indiana, Little Falls, Minnesota, and Pine City, Minnesota. Dowco’s trailing 12-months revenue through April 2018 was approximately $37 million. The Company expects the acquisition to be immediately accretive to net income per share.

“The acquisition of Dowco and its growing portfolio of innovative recreational marine products is a great fit within our existing offerings of recognizable high quality brand companies, and provides us with a tremendous runway to further grow our position as a value-added component supplier to the marine industry,” said Todd Cleveland, Chairman and Chief Executive Officer of Patrick.
“Dowco has a proven track record of creatively and consistently adapting to the changing dynamics of the growing marine industry and providing just-in-time value-added solutions to its customer base,” said Andy Nemeth, President of Patrick. “This acquisition is well-aligned with our strategic initiatives and capital allocation strategy and we look forward to working with the Dowco team to help further drive brand value. Consistent with previous acquisitions, we will support Dowco with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been so important to its success.”
Chuck Webster, Jr., President and Principal of Dowco, said, “After Dowco’s more than 40 years as a family-owned, specialty manufacturing business, I am pleased to transition the company to Patrick which will continue to help drive and support the Dowco marine team and their plans for continued growth through innovation, quality products, and high quality customer service. Patrick’s strategic resources in the marine industry will help secure Dowco’s future for the benefit of its valued customers, team members, and suppliers.”
The acquisition of Dowco includes the acquisition of accounts receivable, inventory, prepaid expenses, real estate, and machinery and equipment, and was funded under the Company’s existing credit facility. Patrick will continue to operate Dowco on a stand-alone basis under its brand name in its existing facilities.

Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 21 states and in China. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers and tops, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com